Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS 2014 REVENUE GROWTH OF 26%

AND 25% FOR FOURTH QUARTER

Adjusted Earnings Per Share up 17% for 2014; or 31% Ex. Carried Interest

Los Angeles, CA – February 4, 2015 — CBRE Group, Inc. (NYSE:CBG) today reported strong revenue and earnings growth for the year ended December 31, 2014.

Full-Year 2014 Results

•	Revenue for full-year 2014 totaled $9.0 billion, an increase of 26% (27% in local currency) from $7.2 billion in 2013.

•

Excluding selected charges[1], net income[2] for 2014 rose 18% to $561.1 million from $474.3 million in 2013, while earnings per diluted share improved 17% to $1.68 from $1.43 for the prior year. Selected charges (net of income taxes) totaled $76.6 million and $157.8 million in 2014 and 2013, respectively.

•

Excluding carried interest in the Global Investment Management segment from both years, adjusted earnings per diluted share rose 31% from the prior year. 2013 included significantly more carried interest than 2014.

•

On a U.S. GAAP basis, net income rose to $484.5 million, or $1.45 per diluted share, for 2014, up more than 50% from $316.5 million, or $0.95 per diluted share, for 2013. Prior-year results included a non-cash intangible asset impairment in the Global Investment Management business in continental Europe.

•

Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) [3] increased 14% to $1.2 billion in 2014 from $1.0 billion in the prior year. EBITDA[3] (including selected charges) rose 16% to $1.1 billion for 2014 from $982.9 million for 2013.

•	EBITDA for the year was positively impacted by less than $1.0 million as a result of foreign currency translation, after the effect of hedging.

CBRE Press Release

February 4, 2015

Fourth-Quarter 2014 Results

•	Revenue for the quarter totaled $2.8 billion, an increase of 25% (28% in local currency) from $2.2 billion in the fourth quarter of 2013.

•

Excluding selected charges[1], net income[2] rose 3% to $227.5 million from $221.3 million in the fourth quarter of 2013, and adjusted earnings per diluted share rose to $0.68 from $0.67 in the prior-year period. For the fourth quarter, selected charges (net of income taxes) totaled $23.2 million versus $106.6 million for the same period in 2013.

•

Excluding carried interest in the Global Investment Management segment from both quarters, adjusted earnings per diluted share rose 18% from the prior-year quarter. The 2013 fourth quarter included significantly more carried-interest than the 2014 fourth quarter.

•

On a U.S. GAAP basis, net income rose 78% to $204.3 million, compared with $114.6 million for the fourth quarter of 2013. GAAP earnings per diluted share rose 79% to $0.61, compared with $0.34 in last year’s fourth quarter. Prior-year results included the non-cash charge referenced in the 2014 full-year results summary.

•

Excluding selected charges, EBITDA[3] increased 5% to $412.4 million from $392.7 million in the fourth quarter of 2013. EBITDA[3] (including selected charges) rose 9% to $392.0 million for the fourth quarter of 2014, from $358.3 million for the same period a year earlier.

•	EBITDA for the quarter was negatively impacted by approximately $7.0 million as a result of foreign currency transl ation, after the effect of hedging.

Management Commentary

“2014 was a banner year for CBRE,” said Bob Sulentic, the company’s president and chief executive officer. “We generated strong growth and reached new milestones for total revenue and EBITDA.  We achieved these results by investing in our professionals and platform, as our people worked together to create distinct advantages for our clients.  Importantly, for the full year, our regional services businesses, together, achieved significant operating leverage before the contributions from Norland.  In the fourth quarter, our people drove continued strong gains in our global leasing, occupier outsourcing and capital markets business lines as well as in our U.S. real estate development services business.”

For the quarter, revenue rose significantly in all three global regions. The Americas, CBRE’s largest business segment, saw a 19% (20% in local currency) revenue increase, as every major business line produced double-digit growth. In Europe, the Middle East and Africa (EMEA), organic revenue improved 16% (23% in local currency), or 71% (78% in local currency) including the contributions from Norland Managed Services Ltd, which CBRE acquired in December 2013.  Asia Pacific posted revenue growth of 8% (14% in local currency), fueled by notable strength in Australia, India and Japan.

Among global business lines, revenue growth was paced by property leasing, which logged its sixth consecutive quarter of double-digit revenue increases. Globally, this business line saw revenue rise by 20% (23% in local currency) during the fourth quarter. This result reflects investments in growth initiatives as well as better underlying market conditions.

The strong growth of CBRE’s occupier outsourcing business continued in the fourth quarter.  The company signed outsourcing contracts with 37 new customers – the most ever for a single quarter – reflecting its success at delivering integrated, value-added solutions for major occupiers. Globally, revenue from occupier outsourcing, including related transaction revenues, improved 59% (60% in local currency), or 17% (19% in local currency) without the contributions from Norland, during the fourth quarter.

CBRE Press Release

February 4, 2015

Global property sales revenue improved 14% (17% in local currency) in the fourth quarter, with increases of 20% or more in the United States, France and Spain. Global commercial mortgage services revenue increased robustly, rising 34% (35% in local currency) in the fourth quarter, reflecting continued strong capital flows into commercial real estate as well as the company’s efforts to expand this service offering outside the U.S.

The Development Services business continued to perform exceptionally well during the quarter, with revenue improving 32% (same in local currency).

As expected, Global Investment Management revenue declined during the quarter.  The 26% (24% in local currency) decrease was primarily due to significantly higher carried-interest revenue in last year’s fourth quarter than in the fourth quarter of 2014. Carried interest is performance-based revenue that is generated when CBRE sells assets within its investment portfolios at values that exceed specified return thresholds. Capital raising activity in the Global Investment Management business remained strong, totaling approximately $8.6 billion for the full year.

During the fourth quarter, Standard & Poor’s raised CBRE’s corporate rating to Investment Grade. CBRE has taken advantage of liquidity and low interest rates in the debt markets to optimize the strength and flexibility of its balance sheet. In December 2014, the company issued $125 million of senior notes due 2025, following an earlier offering of $300 million of the same series of notes in September 2014. In January 2015, CBRE closed on an expanded $2.6 billion, five-year revolving credit facility and $500 million Tranche A term loan facility.  The company used the proceeds from the new term loan and the December 2014 notes offering, along with cash on hand, to pay off the balances on its shorter-maturity, higher-interest rate term loans and the outstanding balance of approximately $5 million on its prior revolving credit facility.

Fourth-Quarter 2014 Segment Results

Americas Region (U.S., Canada and Latin America)

•

Revenue rose 19% (20% in local currency) to $1.62 billion, compared with $1.36 billion for the fourth quarter of 2013. The revenue growth was driven by higher property sales, leasing, occupier outsourcing and commercial mortgage services activities.

•	EBITDA increased 21% to $242.9 million compared with $201.3 million in last year’s fourth quarter.

•	Operating income totaled $194.6 million, an increase of 18% from $165.3 million for the prior-year fourth quarter.

EMEA Region (primarily Europe)

•

Revenue rose 71% (78% in local currency) to $740.1 million, compared with $432.7 million for the fourth quarter of 2013. Excluding the contributions from Norland, EMEA revenue increased 16% (23% in local currency) over the prior-year period. The increase was driven by higher property sales, leasing and appraisal activities as well as strong organic growth in occupier outsourcing. The company achieved significant improvement in several countries, including Germany, Ireland, the Netherlands, Spain and the United Kingdom.

CBRE Press Release

February 4, 2015

•

EBITDA increased 66% to $70.2 million compared with $42.3 million in the prior-year fourth quarter. The prior-year quarter was impacted by selected charges totaling $13.7 million for integration and other costs related to acquisitions, primarily Norland, as well as cost containment expenses, which did not recur in the fourth quarter of 2014.

•

Operating income totaled $54.3 million, an increase of 54% from $35.2 million for the fourth quarter of 2013. Prior-year operating income was impacted by the same selected charges that impacted EBITDA.

Asia Pacific Region (Asia, Australia and New Zealand)

•

Revenue was $277.2 million, an increase of 8% (14% in local currency) from $255.6 million for the fourth quarter of 2013. Performance improved in several countries, particularly Australia, India and Japan.

•

EBITDA increased 28% to $33.1 million compared with $25.9 million in the prior-year fourth quarter. The prior-year period was impacted by selected charges totaling $4.3 million related to cost containment and acquisition-related integration expenses, which did not recur in the fourth quarter of 2014.

•

Operating income totaled $29.1 million, an increase of 32% compared with $22.1 million in the fourth quarter of 2013. Prior-year operating income was impacted by the same selected charges that impacted EBITDA.

Global Investment Management (investment management operations in the U.S., Europe and Asia Pacific)

•	Revenue totaled $125.2 million compared with $168.0 million for the fourth quarter of 2014. The decrease was largely driven by the decline in carried-interest revenue.

•

Excluding selected charges, EBITDA totaled $29.2 million compared with $82.2 million in the prior-year fourth quarter. EBITDA (including selected items) totaled $8.7 million compared with $66.9 million in the fourth quarter of 2013. These results include the impact of carried interest described above.

•

Prior-year period results included $58.4 million of normalized EBITDA associated with carried interest while fourth-quarter 2014 results included $11.7 million of normalized EBITDA associated with carried interest.

•	Operating income was $4.4 million compared with an operating loss of $45.3 million for the fourth quarter of 2013.

•

Assets Under Management increased during the quarter by $3.8 billion in local currency - offset by $1.8 billion of exchange rate impact - to $90.6 billion, driven by strong acquisition activity and higher property and securities values.

Development Services (real estate development and investment activities primarily in the U.S.)

•	Revenue rose 32% to $24.3 million, compared with $18.4 million for the fourth quarter of 2013.

CBRE Press Release

February 4, 2015

•

EBITDA increased 70% to $37.0 million compared with $21.8 million in the prior-year period. The increase was largely driven by higher income from property sales (reflected primarily in gain on disposition of real estate) in the fourth quarter of 2014.

•

Operating income totaled $6.3 million compared with an operating loss of $8.0 million for the fourth quarter of 2013. Under U.S. GAAP, equity earnings are not included in the calculation of operating income. If equity earnings were included, operating income would have totaled $34.0 million in the fourth quarter of 2014, compared to $19.0 million for the fourth quarter of 2013.

•

Development projects in process totaled $5.4 billion, up $300 million from third-quarter 2014, and the inventory of pipeline deals totaled $4.0 billion, up $1.1 billion from third-quarter 2014. Most of the pipeline increase is due to fee-development work in the health care sector.

Business Outlook

“By any measure, 2014 was an excellent year for CBRE, and we believe 2015 will be another year of strong growth,” Mr. Sulentic said. “The investments we’ve made in our people and operating platform have materially strengthened our global business lines and positioned them for further market share gains by delivering enhanced value to our clients.”

In light of its outlook for its business performance in 2015, CBRE expects to achieve earnings-per-share, as adjusted, in the range of $1.90 to $1.95 for the full year.

Conference Call Details

The company’s fourth-quarter earnings conference call will be held today (Wednesday, February 4, 2015) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on February 4, 2015, and ending at midnight Eastern Time on February 11, 2015. The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13598701.  A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2014 revenue).  The Company has more than 52,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 370 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

CBRE Press Release

February 4, 2015

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including earnings per share), business outlook and use of capital.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in, unemployment and general slowdowns in commercial activity; variations in historically customary seasonal patterns that cause our business not to perform as expected; trends in pricing and risk assumption for commercial real estate services; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; foreign currency fluctuations; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; changes in international law (including anti-corruption, anti-money laundering and trade control law), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; our ability to maintain our effective tax rate at or below current levels; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our leverage and our ability to perform under our credit facilities; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; the effect of significant movements in average cap rates across different property types; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013 (as amended), and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

Note – CBRE has not reconciled the non-GAAP earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

1 Selected charges included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, certain carried-interest incentive compensation expense, the impairment of non-amortizable intangible assets, integration and other costs related to acquisitions and cost containment expenses.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

2 A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

CBRE Press Release

February 4, 2015

3 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions, certain carried-interest incentive compensation expense, asset impairments and cost containment initiatives.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted, to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE Press Release

February 4, 2015

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013

 (Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue	$2,787,194	$2,233,851	$9,049,918	$7,184,794

Costs and expenses:
Cost of services	1,706,343	1,276,998	5,611,262	4,189,389
Operating, administrative and other	743,337	638,696	2,438,960	2,104,310
Depreciation and amortization	69,444	52,984	265,101	190,390
Non-amortizable intangible asset impairment	-	98,129	-	98,129
Total costs and expenses	2,519,124	2,066,807	8,315,323	6,582,218

Gain on disposition of real estate	20,557	2,167	57,659	13,552
Operating income	288,627	169,211	792,254	616,128
Equity income from unconsolidated subsidiaries	34,150	34,782	101,714	64,422
Other income	1,131	4,171	12,183	13,523
Interest income	1,912	1,287	6,233	6,289
Interest expense	27,709	27,372	112,035	135,082
Write-off of financing costs	-	-	23,087	56,295
Income from continuing operations before provision for income taxes	298,111	182,079	777,262	508,985
Provision for income taxes	92,441	66,242	263,759	187,187
Income from continuing operations	205,670	115,837	513,503	321,798
Income from discontinued operations, net of income taxes	-	2,703	-	26,997
Net income	205,670	118,540	513,503	348,795
Less: Net income attributable to non-controlling interests	1,393	3,894	29,000	32,257
Net income attributable to CBRE Group, Inc.	$204,277	$114,646	$484,503	$316,538

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.62	$0.35	$1.47	$0.95
Income from discontinued operations attributable to CBRE Group, Inc.	-	-	-	0.01
Net income attributable to CBRE Group, Inc.	$0.62	$0.35	$1.47	$0.96

Weighted average shares outstanding for basic income per share	331,875,303	329,912,177	330,620,206	328,110,004

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.61	$0.34	$1.45	$0.94
Income from discontinued operations attributable to CBRE Group, Inc.	-	-	-	0.01
Net income attributable to CBRE Group, Inc.	$0.61	$0.34	$1.45	$0.95

Weighted average shares outstanding for diluted income per share	335,106,838	332,519,441	334,171,509	331,762,854

EBITDA (1)	$391,959	$358,256	$1,142,252	$982,883

(1) Includes EBITDA related to discontinued operations of $0.4 million and $7.9 million for the three and twelve months ended December 31, 2013, respectively.

CBRE Press Release

February 4, 2015

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Americas
Revenue	$1,620,490	$1,359,179	$5,203,766	$4,504,520
Costs and expenses:
Cost of services	1,065,973	877,128	3,398,443	2,911,168
Operating, administrative and other	318,514	285,067	1,111,091	1,008,518
Depreciation and amortization	41,418	31,726	149,214	116,564
Operating income	$194,585	$165,258	$545,018	$468,270
EBITDA	$242,917	$201,339	$725,559	$603,191

EMEA
Revenue	$740,093	$432,702	$2,344,252	$1,217,109
Costs and expenses:
Cost of services	471,619	240,126	1,605,859	721,461
Operating, administrative and other	198,364	149,966	582,182	425,189
Depreciation and amortization	15,766	7,395	64,628	20,496
Operating income	$54,344	$35,215	$91,583	$49,963
EBITDA	$70,205	$42,337	$158,424	$71,267

Asia Pacific
Revenue	$277,178	$255,559	$967,777	$872,821
Costs and expenses:
Cost of services	168,751	159,744	606,960	556,760
Operating, administrative and other	75,329	69,936	272,946	245,251
Depreciation and amortization	4,044	3,826	14,661	12,397
Operating income	$29,054	$22,053	$73,210	$58,413
EBITDA	$33,098	$25,879	$87,871	$70,795

Global Investment Management
Revenue	$125,152	$168,014	$468,941	$537,102
Costs and expenses:
Operating, administrative and other	113,280	106,278	373,977	352,395
Depreciation and amortization	7,499	8,911	32,802	36,194
Non-amortizable asset impairment	-	98,129	-	98,129
Gain on disposition of real estate	-	-	23,028	-
Operating income (loss)	$4,373	$(45,304)	$85,190	$50,384
EBITDA(1)	$8,724	$66,886	$96,262	$194,609

Development Services
Revenue	$24,281	$18,397	$65,182	$53,242
Costs and expenses:
Operating, administrative and other	37,850	27,449	98,764	72,957
Depreciation and amortization	717	1,126	3,796	4,739
Gain on disposition of real estate	20,557	2,167	34,631	13,552
Operating income (loss)	$6,271	$(8,011)	$(2,747)	$(10,902)
EBITDA(2)	$37,015	$21,815	$74,136	$43,021

(1)          Includes EBITDA related to discontinued operations of $1.4 million for the twelve months ended December 31, 2013.

(2)        Includes EBITDA related to discontinued operations of $0.4 million and $6.5 million for the three and twelve months ended December 31, 2013, respectively.

CBRE Press Release

February 4, 2015

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                  Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                            Diluted income per share (which we also refer to above as earnings per share)  attributable to CBRE Group, Inc., as adjusted for selected charges, and diluted income per share attributable to CBRE Group, Inc., as adjusted, excluding carried interest in the Global Investment Management segment

(iii)                          EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

CBRE Press Release

February 4, 2015

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net income attributable to CBRE Group, Inc.	$204,277	$114,646	$484,503	$316,538
Carried-interest incentive compensation expense pertaining to future periods, net of tax	12,341	3,441	14,430	5,530
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	10,997	5,851	48,261	19,708
Write-off of financing costs, net of tax	(120)	(94)	13,955	33,989
Non-amortizable intangible asset impairment, net of tax	-	74,259	-	74,259
Cost containment expenses, net of tax	-	12,922	-	12,922
Integration and other costs related to acquisitions, net of tax	-	10,256	-	11,342
Net income attributable to CBRE Group, Inc., as adjusted	$227,495	$221,281	$561,149	$474,288
Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.68	$0.67	$1.68	$1.43

Carried-interest pertaining to current periods, net of tax	7,041	35,015	10,007	55,297
Net income attributable to CBRE Group, Inc., as adjusted, excluding carried interest	$220,454	$186,266	$551,142	$418,991
Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted, excluding carried interest	$0.66	$0.56	$1.65	$1.26

Weighted average shares outstanding for diluted income per share	335,106,838	332,519,441	334,171,509	331,762,854

CBRE Press Release

February 4, 2015

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net income attributable to CBRE Group, Inc.	$204,277	$114,646	$484,503	$316,538
Add:
Depreciation and amortization(1)	69,444	52,994	265,101	191,270
Non-amortizable intangible asset impairment	-	98,129	-	98,129
Interest expense(2)	27,709	27,522	112,035	138,379
Write-off of financing costs	-	-	23,087	56,295
Provision for income taxes(3)	92,441	66,252	263,759	188,561
Less:
Interest income	1,912	1,287	6,233	6,289

EBITDA(4)	$391,959	$358,256	$1,142,252	$982,883

Adjustments:
Carried-interest incentive compensation expense	20,447	5,709	23,873	9,160
Integration and other costs related to acquisitions	-	11,066	-	12,591
Cost containment expenses	-	17,621	-	17,621

EBITDA, as adjusted (4)	$412,406	$392,652	$1,166,125	$1,022,255

________________________

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.9 million for the twelve months ended December 31, 2013.

(2)         Includes interest expense related to discontinued operations of $0.1 million and $3.3 million for the three and twelve months ended December 31, 2013, respectively.

(3)        Includes provision for income taxes related to discontinued operations of $1.3 million for the twelve months ended December 31, 2013.

(4)         Includes EBITDA related to discontinued operations of $0.4 million and $7.9 million for the three and twelve months ended December 31, 2013, respectively.

EBITDA and EBITDA, as adjusted for selected charges for our reporting segments, are calculated as follows (dollars in thousands):

CBRE Press Release

February 4, 2015

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Americas
Net income attributable to CBRE Group, Inc.	$138,434	$400,487	$387,302	$539,373
Adjustments:
Depreciation and amortization	41,418	31,726	149,214	116,564
Interest expense, net	3,638	15,259	15,959	85,230
Write-off of financing costs	-	-	23,087	56,295
Royalty and management service expense (income)	5,245	(274,928)	(13,411)	(295,154)
Provision for income taxes	54,182	28,795	163,408	100,883
EBITDA	$242,917	$201,339	$725,559	$603,191
Integration and other costs related to acquisitions	-	1,101	-	1,101
EBITDA, as adjusted	$242,917	$202,440	$725,559	$604,292

EMEA
Net income (loss) attributable to CBRE Group, Inc.	$28,088	$(252,570)	$13,383	$(248,888)
Adjustments:
Depreciation and amortization	15,766	7,395	64,628	20,496
Interest expense, net	12,856	2,257	50,344	2,060
Royalty and management service (income) expense	(6,504)	263,822	(5,210)	267,199
Provision for income taxes	19,999	21,433	35,279	30,400
EBITDA	$70,205	$42,337	$158,424	$71,267
Integration and other costs related to acquisitions	-	9,556	-	9,556
Cost containment expenses	-	4,118	-	4,118
EBITDA, as adjusted	$70,205	$56,011	$158,424	$84,941

Asia Pacific
Net income attributable to CBRE Group, Inc.	$26,397	$4,823	$35,797	$14,876
Adjustments:
Depreciation and amortization	4,044	3,826	14,661	12,397
Interest expense (income), net	673	(1,269)	2,250	875
Royalty and management service (income) expense	(22)	9,952	13,876	23,184
Provision for income taxes	2,006	8,547	21,287	19,463
EBITDA	$33,098	$25,879	$87,871	$70,795
Integration and other costs related to acquisitions	-	409	-	409
Cost containment expenses	-	3,942	-	3,942
EBITDA, as adjusted	$33,098	$30,230	$87,871	$75,146

Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$(10,607)	$(49,673)	$7,530	$(7,056)
Adjustments:
Depreciation and amortization (1)	7,499	8,911	32,802	36,670
Non-amortizable intangible assetimpairment	-	98,129	-	98,129
Interest expense, net (2)	7,979	8,922	33,896	37,286
Royalty and management service expense	1,281	1,154	4,745	4,771
Provision for (benefit of) income taxes	2,572	(557)	17,289	24,809
EBITDA (3)	$8,724	$66,886	$96,262	$194,609
Carried-interest incentive compensation expense	20,447	5,709	23,873	9,160
Integration and other costs related to acquisitions	-	-	-	1,525
Cost containment expenses	-	9,561	-	9,561
EBITDA, as adjusted (3)	$29,171	$82,156	$120,135	$214,855

Development Services
Net income attributable to CBRE Group, Inc.	$21,965	$11,579	$40,491	$18,233
Adjustments:
Depreciation and amortization (4)	717	1,136	3,796	5,143
Interest expense, net (5)	651	1,066	3,353	6,639
Provision for income taxes (6)	13,682	8,034	26,496	13,006
EBITDA(7)	$37,015	$21,815	$74,136	$43,021

_______________________

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.5 million for the twelve months ended December 31, 2013.

(2)         Includes interest expense related to discontinued operations of $1.0 million for the twelve months ended December 31, 2013.

(3)         Includes EBITDA related to discontinued operations of $1.4 million for the twelve months ended December 31, 2013.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.4 million for the twelve months ended December 31, 2013.

(5)         Includes interest expense related to discontinued operations of $0.1 million and $2.3 million for the three and twelve months ended December 31, 2013, respectively.

(6)         Includes provision for income taxes related to discontinued operations of $1.3 million for the twelve months ended December 31, 2013.

(7)         Includes EBITDA related to discontinued operations of $0.4 million and $6.5 million for the three and twelve months ended December 31, 2013, respectively.

CBRE Press Release

February 4, 2015

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents (1)	$740,884	$491,912
Restricted cash	28,090	61,155
Receivables, net	1,736,229	1,486,489
Warehouse receivables (2)	506,294	381,545
Property and equipment, net	497,926	458,596
Real estate assets (3)	45,604	126,954
Goodwill and other intangibles, net	3,136,181	3,131,702
Investments in and advances to unconsolidated subsidiaries	218,280	198,696
Other assets, net	775,396	661,365
Total assets	$7,684,884	$6,998,414

Liabilities:
Current liabilities, excluding debt	$2,301,493	$1,984,381
Warehouse lines of credit (2)	501,185	374,597
Revolving credit facility	4,840	142,484
5.00% senior notes	800,000	800,000
Senior secured term loans	645,613	685,263
6.625% senior notes	-	350,000
5.25% senior notes	426,813	-
Other debt	2,808	5,433
Notes payable on real estate (4)	42,843	130,472
Other long-term liabilities	657,891	589,778
Total liabilities	5,383,486	5,062,408

CBRE Group, Inc. stockholders’ equity	2,259,830	1,895,785
Non-controlling interests	41,568	40,221
Total equity	2,301,398	1,936,006
Total liabilities and equity	$7,684,884	$6,998,414

________________________

(1)         Includes $58.0 million and $32.4 million of cash in consolidated funds and other entities not available for Company use as of December 31, 2014 and 2013, respectively.

(2)         Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)         Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)         Represents notes payable on real estate of which $4.0 million are recourse to the Company as of December 31, 2013.